QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant / /
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
Andrew Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Annual Meeting

Andrew Corporation
December 28, 2001

Notice of 2002 Annual Meeting of Stockholders and Proxy Statement

Meeting Date: Tuesday, February 19, 2002

Andrew Corporation 10500 West 153rd Street Orland Park, Illinois U.S.A. 60462

December 28, 2001

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Andrew Corporation at Drury Lane, 100 Drury Lane, Oakbrook Terrace, Illinois on Tuesday, February 19, 2002 at 10:00 a.m. You will find a map to Drury Lane on the back cover of this booklet.

    This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning Andrew that you should be aware of when you vote your shares.

    The principal business of the Annual Meeting will be to elect directors and to ratify the appointment of our independent auditors. As in prior years, we plan to review the status of the company's business at the meeting and address any questions you may have.

    It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. Instead, you may choose to vote by telephone or over the Internet. If you choose one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible.

    On behalf of the Board of Directors and management, I would like to express our appreciation for your continued interest in the affairs of Andrew.

                      Sincerely,

                      Floyd L. English
                      Chairman, President and
                      Chief Executive Officer

Table of Contents

Questions and Answers	1
Election of Directors	4
Ownership of Andrew Common Stock	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
Meetings and Committees of the Board of Directors	8
Director Compensation	9
Executive Compensation	9
Report of the Compensation Committee of the Board of Directors	13
Report of the Audit Committee of the Board of Directors	15
Company Performance	17
Appointment of Independent Public Auditors	17
Audit Committee Charter	Exhibit A

Annual Report on Form 10-K

    You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2001, including schedules, that we filed with the Securities and Exchange Commission. Please contact Lynn Nickless, Investor Relations, Andrew Corporation, 10500 West 153rd Street, Orland Park, Illinois 60462, or lynn.nickless@andrew.com by e-mail.

Notice of Annual Meeting of Stockholders

Tuesday, February 19, 2002
10:00 a.m.
Drury Lane
100 Drury Lane
Oakbrook Terrace, Illinois

The purpose of our Annual Meeting is to:

1.  Elect eight Directors for the ensuing year; and

2.  Ratify the appointment of Ernst & Young LLP as independent auditors for fiscal 2002.

    You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on December 21, 2001. Our Annual Report for the fiscal year ended September 30, 2001 is enclosed. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,
 James F. Petelle
Vice President and Secretary

December 28, 2001

Questions & Answers

What am I voting on?

    The Andrew Board of Directors is soliciting your vote for:

  •
  the election of eight Directors; and

  •
  the ratification of Ernst & Young LLP as our independent auditors.

Who is entitled to vote?

    Stockholders at the close of business on December 21, 2001 (the record date) are entitled to vote. On that date, there were 81,670,870 shares of Andrew common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

    Each share of Andrew common stock that you own entitles you to one vote.

How do I vote?

    All stockholders may vote by mail. All stockholders who hold their shares in their own name and most stockholders who hold shares through a bank or broker also may vote by telephone or over the Internet. If one of these options is available to you, we strongly encourage you to use it because it is faster and less costly. To vote by mail, please sign, date and mail your proxy in the postage paid envelope provided.

    If you attend the Annual Meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on December 21, 2001, the record date for voting.

What if I return my proxy but do not mark it to show how I am voting?

    If you sign, date and return your proxy card, but do not indicate how you want to vote, you give authority to Floyd L. English and James F. Petelle to cast your vote on the items discussed in these proxy materials. In such a case, your proxy will be voted FOR each of the director nominees and the ratification of our public auditors.

What if other items come up at the Annual Meeting and I am not there to vote?

    When you return a signed and dated proxy card or provide your voting instructions by telephone or Internet, you give Dr. English and Mr. Petelle the discretionary authority to vote on your behalf on any other matter that is properly brought at the Annual Meeting.

Can I change my vote?

    You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

  •
  notify the Andrew Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

  •
  submit another proxy with a later date;

  •
  vote by telephone or Internet after you have given your proxy; or

  •
  vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

    Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Investor Services LLC, at (800) 357-1910. Combining accounts reduces excess printing and mailing costs, resulting in savings for the company and for you as a stockholder.

What constitutes a quorum?

    The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. Presence may be in person or by proxy. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Meeting.

    Abstentions are counted as "shares present" at the Meeting for purposes of determining whether a quorum exists. In the election of directors, abstentions will have no effect on the outcome of the vote. In the vote on the ratification of our independent auditors, abstentions will have the effect of a vote "against" the proposal. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called "broker non-votes") are considered "shares present" for purposes of determining whether a quorum exists. However, broker non-votes are not considered to be shares voted and will not affect the outcome of the vote.

What vote is required to approve each proposal?

    Election of Directors:  The eight nominees who receive the most votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting.

    Ratification of Independent Auditors:  Although we are not required to submit the appointment of our auditors to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of Ernst & Young as our independent auditors requires the affirmative vote of a majority of the shares present or represented by proxy at the Meeting.

Who pays to prepare, mail and solicit the proxies?

    Andrew will pay all of the costs of preparing, mailing and soliciting these proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of Andrew common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses.

    In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. We also have employed Morrow & Company, Inc. to solicit proxies on our behalf and will pay them approximately $6,500 for their services.

How do I submit a stockholder proposal for next year's Annual Meeting?

    You must submit a proposal to be included in our proxy statement for the next annual meeting (February 2003) in writing no later than August 30, 2002. Your proposal must comply with the proxy rules of the Securities and Exchange Commission (SEC).

    If you do not want your proposal to be included in the proxy statement but want to raise it at the next annual meeting, then we must receive your proposal no later than November 21, 2002. If you submit a proposal after the November 21 deadline but we choose to consider it at the meeting, then the SEC rules permit the individuals named in the proxies for the meeting to exercise discretionary voting power on that proposal. Under our by-laws, your proposal must contain: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on our stock records; (3) the number of shares of Andrew that you beneficially own; and (4) a brief description of any interest you may have in the business you want to bring before the meeting. You should send your proposal to the Secretary at our address on the cover of this proxy statement.

How do I nominate a director for consideration at next year's Annual Meeting?

    Your nominations for directors of Andrew must meet all of the requirements for stockholder proposals discussed above. Our by-laws also require that for each individual you propose to nominate you give: (1) his or her name, age and home and business addresses; (2) his or her principal occupation or employment; (3) the number of shares of Andrew that he or she beneficially owns; (4) any other information required by the proxy rules of the SEC; and (5) a description of all arrangements or understandings under which you are making the nomination. In addition, you must represent that you plan to appear in person or by proxy at the annual meeting to make the nomination.

Election of Directors

    Stockholders will elect eight directors at the Annual Meeting. Each director will serve until the next annual meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the Board.

    We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves.

Nominees

John G. Bollinger, Ph.D.
Age: 66
 Director Since: 1984
 Business Experience: Dr. Bollinger is the Bascom Professor of Industrial Engineering, Emeritus and Emeritus Dean of the College of Engineering at the University of Wisconsin at Madison. Prior to attaining Emeritus status in 1999, Dr. Bollinger had been Dean of the College of Engineering since 1981.
Other Directorships: Kohler Corporation; Berber Information Networks Corp.; Cummins Allison Corp. and Bemis Company, Inc.

Thomas A. Donahoe
Age: 66
 Director Since: 1998
 Business Experience: Mr. Donahoe retired in 1996 as Vice Chairman and Midwest Managing Partner of Price Waterhouse LLP, an international accounting, auditing and consulting firm. He joined Price Waterhouse in 1958 and became a partner of the firm in 1970.
Other Directorships: BWAY Corporation; Nicor, Inc.; Chairman of the Board of Chicago Botanic Garden; Trustee of the Rush-Presbyterian-St. Lukes Medical Center; Kohl's Children's Museum and Executive Service Corps of Chicago.

Floyd L. English, Ph.D.
Age: 67
 Director Since: 1982
 Business Experience: Dr. English was reelected President and Chief Executive Officer of Andrew on July 18, 2001. He has been Chairman of Andrew since 1994. Dr. English previously was President and Chief Executive Officer from 1983 through 2000. Dr. English joined Andrew in 1980 as Vice President, Corporate Development, became Vice President, U.S. Operations in February 1981, and President in 1982.
Other Directorships: Executives Club of Chicago and the Illinois Math and Science Academy.

Jere D. Fluno
Age: 60
 Director Since: 1996
 Business Experience: Mr. Fluno retired in 2000 as Vice Chairman of W.W. Grainger, Inc., the leading North American provider of maintenance, repair, and operating supplies and related information to businesses and institutions. Mr. Fluno was employed by Grainger for 31 years in numerous positions.
Other Directorships: The Juvenile Diabetes Research Foundation, the University of Wisconsin Foundation, and other not-for-profit boards; trustee of The Museum of Science and Industry and a member of the University of Wisconsin School of Business Dean's Advisory Board.

William O. Hunt*
Age: 67
 Director Since: 1999
 Business Experience: Mr. Hunt has been Chairman of the Board of Internet America, Inc., an internet service provider, since 1995. Mr. Hunt was Chairman of the Board of Intellicall, Inc., a public access telecommunications firm, from 1992 to 2001 and President and Chief Executive Officer from 1992 until 1998. He was Chairman of the Board, President and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications firm, from 1986 to 1992. Mr. Hunt also served as Chairman of the Board of Hogan Systems, Inc., a leading supplier of application software for the worldwide financial and banking industry, from 1990 to 1993 and as Vice Chairman from 1993 to 1996.
Other Directorships: Internet America, Inc.; Wireless Webconnect Inc.; Mobility Electronics, Inc.; Chairman of the Advisory Board of the College of Business Administration and Chairman of the Capital Campaign for the University of North Texas.

Charles R. Nicholas
Age: 55
 Director Since: 2000
Business Experience: Mr. Nicholas was reelected Chief Financial Officer of Andrew Corporation on July 18, 2001. He has been Vice Chairman of Andrew since September 2000. Mr. Nicholas previously was Executive Vice President, Finance and Administration since 1995, and Chief Financial Officer since 1986. Mr. Nicholas joined Andrew as Treasurer in 1980, and became Vice President, Finance in 1982.

Glen O. Toney, Ph.D.
Age: 62
 Director Since: 1999
 Business Experience: Dr. Toney has been Group Vice President, Corporate Affairs of Applied Materials, Inc., the leading worldwide supplier of semiconductor wafer fabrication equipment, since July 1995. Prior to that date, he was Group Vice President and Vice President, Global Human Resources since 1985. He first joined Applied Materials, Inc. in 1979.
Other Directorships: Authenture Inc.; Motorauction.com; Applied Materials Foundation; Robert Noyce Foundation; National Conference for Community and Justice and Bay Area School Reform Collaborative. Dr. Toney is also a member of the advisory board of the School of Engineering and Computer Science at California State University at Chico.

Dennis L. Whipple
Age: 57
 Director Since: May 2001
 Business Experience: Mr. Whipple retired in 2000 as Chairman and Chief Executive Officer of Evercom Communications, Inc., a leading supplier of telecommunications solutions for the correctional industry. Before joining Evercom in 1998, Mr. Whipple was President of ALLTEL Communications, Inc., an information technology company that supplies wireline and wireless communications and information services. From 1991 to 1995, he was Chief Executive Officer of Contel Cellular, Inc. Prior to that, Mr. Whipple spent 19 years at GTE Corporation where he held a number of senior marketing and business development positions.
Other Directorships: Mankato State University—Foundation Board of Directors.

*
In July 2001, the District Court of Dallas County, Texas, entered a judgment against Internet America, Inc., its Chief Executive Officer and William O. Hunt, the Chairman of the Board, in the approximate amount of $3.2 million. The basis for liability was common law and statutory fraud (Section 27.01 of the Texas Business and Commerce Code) with respect to the repurchase by Internet America of stock options held by a former employee of Internet America. The defendants are appealing this judgment.

Ownership of Andrew Common Stock

Directors and Executive Officers

    This table indicates how much Andrew common stock the nominees for director, the named executive officers and all executive officers and directors as a group beneficially owned as of September 30, 2001. The named executive officers include anyone who served as chief executive officer during the last fiscal year and the four other most highly compensated executive officers based on compensation earned during the last fiscal year.

    Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Shares of Common Stock Owned		Shares of Common Stock in Profit-Sharing Trust	Common Stock Options Exercisable Within 60 Days	Shares of Equivalents in Director Fee Deferral Plan	Total	%
Non-Employee Directors
John G. Bollinger	7,344		-0-	104,739	-0-	112,083	*
Thomas A. Donahoe	3,000		-0-	7,200	5,540	15,740	*
Jere D. Fluno	6,000		-0-	54,113	8,925	69,038	*
William O. Hunt	1000		-0-	2,400	1,334	4,734	*
Glen O. Toney	-0-		-0-	7,200	5,838	13,038	*
Dennis L Whipple(1)	-0-		-0-	-0-	-0-	-0-	*
Named Executive Officers
Floyd L. English	91,749	(2)	97,369	286,900	-0-	476,018	*
Guy M. Campbell(3)	17,655		250	57,500	-0-	75,405	*
Charles R. Nicholas	110,903		56,113	166,750	-0-	333,766	*
Thomas E. Charlton	154,966		56,709	187,700	-0-	399,375	*
John E. DeSana	10,686		12,741	86,875	-0-	110,302	*
John B. Scott	35,253		16,703	170,063	-0-	222,019	*
Directors and Executive Officers as a Group (16 persons)	454,956		258,203	1,299,640	21,637	2,034,436	2.5

*
Less than 1%.

(1)
Mr. Whipple became a director on May 11, 2001.

(2)
This number includes 62,162 shares directly owned by Dr. English, 16,980 shares owned by a charitable trust for which he shares voting control and 12,607 shares owned by his minor child.

(3)
Mr. Campbell resigned from Andrew on July 18, 2001.

Certain Stockholders

    This table shows, as of December 21, 2001, the only person we know to be a beneficial owner of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
FMR Corp. (Fidelity Investments) 82 Devonshire Street Boston, MA 02109	9,967,610	(1)	12.2

(1)
Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 9,967,610 shares of Andrew common stock. FMR Corp. has sole voting power with respect to 5,447,021 of the shares, shared voting power with respect to none of the shares, and sole investment power with respect to all of the shares. This information was provided in a Schedule 13F filed with the SEC on November 14, 2001. If you wish, you may obtain a copy of this report from the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires that Andrew executive officers, directors and 10% stockholders file reports of ownership and changes of ownership of Andrew common stock with the SEC. Based on a review of copies of these reports provided to us during fiscal 2001 we believe that all filing requirements were met.

Meetings and Committees of the Board of Directors

    The Board of Directors met five times during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees. The Board of Directors has standing audit, compensation and human resources/nominating committees. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. The following table shows the membership of the various committees.

Committee Membership

Name	Audit		Compensation		Human Resources/Nominating
John G. Bollinger			•	*
Thomas A. Donahoe	•				•
Floyd L. English
Jere D. Fluno	•	*
William G. Hunt			•		•
Charles R. Nicholas
Glen O. Toney					•	*
Dennis L. Whipple	•		•

*
Chairman

    Audit Committee:  The Audit Committee recommends the independent auditors to the Board and reviews and approves the scope of the audit, the financial statements, and the independent auditors' fees. Additional information on the committee and its activities is set forth in the "Report of the Audit Committee of the Board of Directors." The Audit Committee met four times during the fiscal year.

    Compensation Committee:  This committee establishes the compensation programs for officers and reviews overall compensation and benefit programs. The committee also administers and selects participants for the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Compensation Committee met five times during the fiscal year.

    Human Resources/Nominating Committee:  This committee reviews management development and succession planning, and identifies and recommends candidates for corporate officer positions. This committee also considers and recommends qualifications for directors and identifies and recommends candidates for membership on the Board. Stockholders who wish to submit nominees for director may do so in accordance with the requirements described under the caption "How do I nominate a director for consideration at next year's Annual Meeting?" The Human Resources/Nominating Committee met four times during the fiscal year.

Director Compensation

    Directors who are Andrew employees receive no fees for their services as directors. Since 1995, non-employee "outside" directors have received an annual retainer of $19,600 and a fee of $1,000 for each Board meeting and each committee meeting they attend. Committee chairmen receive an additional fee of $1,000 for each committee meeting they attend. Beginning January 1, 2002, the annual retainer will be $20,800 and the meeting and chairman fees will each be $1,100. For non-meeting services performed in their capacities as chairmen during fiscal year 2001, the Chairman of the Human Resources/Nominating Committee received additional payments of $22,000 and the Chairman of the Audit Committee received an additional payment of $2,000.

    Outside directors can defer part or all of their director fees under a deferred compensation plan. In lieu of cash payment, a director's account is credited with share units equal to the value of Andrew common stock at the end of the quarter in which the director elected to defer the fees. Upon leaving the Board, a director will receive the deferred amount in cash, based on the then current value of Andrew common stock. A director may elect to receive the cash payment in a lump sum or in five or fewer equal annual installments. Five of the seven individuals who served as outside directors during the last fiscal year deferred some or all of their director fees.

    Outside directors also participate in the Andrew Corporation Stock Option Plan for Non-Employee Directors. Under this plan, each eligible director is automatically granted an option to purchase 12,000 shares of Andrew common stock at the Board of Directors' meeting following the annual stockholders' meeting.

    Under guidelines adopted by the Board, each non-employee director is expected to own Andrew common stock having a value equal to at least three times annual cash compensation. A director has five years following election to the Board to reach that ownership level. A director who fails to attain or maintain this level of ownership will not be eligible for subsequent grants of stock options.

Executive Compensation

    This table summarizes the before-tax compensation for Floyd L. English, the Chairman, President and Chief Executive Officer of Andrew, Guy M. Campbell, who served as President and Chief Executive Officer during part of the year, and the four next highest compensated executive officers of Andrew.

Summary Compensation

Long-Term Compensation
Annual Compensation					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus(4)	Other Annual Compensation(5)	Restricted Stock Awards	Securities Underlying Options	LTIP Payouts	All Other Compensation(6)
Floyd L. English Chairman, President and Chief Executive Officer(1)	2001 2000 1999	$540,000 504,000 475,400	$-0- 1,396,428 -0-	$25,177 69,699 25,600	-0- -0- -0-	140,000 111,600 110,000	$269,244 -0- -0-	$11,499 12,943 10,080
Guy M. Campbell Former President and Chief Executive Officer(2)	2001 2000 1999	$560,400 348,280 105,692	$-0- 757,242 37,640	$2,872 1,090 -0-	-0- -0- -0-	140,000 90,000 25,000	-0- -0- -0-	$5,100 8,143 2,227
Charles R. Nicholas Vice Chairman, Chief Financial Officer(3)	2001 2000 1999	$336,050 320,040 297,900	$171,386 477,692 79,965	$11,071 3,613 3,857	-0- -0- -0-	50,000 45,000 48,000	$111,703 -0- -0-	$11,499 12,943 10,080
Thomas E. Charlton Vice President, Strategic Planning	2001 2000 1999	$333,960 318,000 300,000	$156,127 371,392 71,400	$4,134 5,991 3,311	-0- -0- -0-	40,000 35,000 48,000	$111,008 -0- -0-	$11,499 12,943 10,080
John E. DeSana Group President, RF Subsystems	2001 2000 1999	$300,000 240,000 196,080	$112,200 330,888 48,000	$3,652 3,662 4,373	-0- -0- -0-	55,000 35,000 42,000	$99,720 -0- -0-	$11,499 12,943 10,080
John B. Scott Group President, Broadband Wireless and Power Amplifiers	2001 2000 1999	$286,000 272,280 256,800	$218,790 475,881 65,484	$838 514 675	-0- -0- -0-	40,000 35,000 82,000	$95,066 -0- -0-	$11,499 12,943 10,080

(1)
Dr. English was reelected President and Chief Executive Officer of Andrew effective July 18, 2001.

(2)
Mr. Campbell resigned from Andrew effective July 18, 2001. His salary includes payments under a severance agreement with Andrew, which provides for the continuation of his salary and certain benefits for a period of 16 months after his resignation.

(3)
Mr. Nicholas was reelected Chief Financial Officer effective July 18, 2001.

(4)
Annual bonus amounts are earned and accrued during the fiscal years indicated, but paid after the end of each fiscal year.

(5)
Other annual compensation consists of the value of personal use of company cars; an annual Christmas bonus (which is received by all employees) based on years of service; and in the case of Dr. English, includes tax-return preparation and financial planning services. In the case of Mr. Nicholas, annual compensation for fiscal 2001 includes tax-return preparation services.

(6)
All other compensation represents contributions by Andrew to the Andrew Profit Sharing Trust on behalf of the named individuals, and in the case of Mr. Campbell, includes payment of $2,003 in relocation expenses in 2001.

Option Grants in Last Fiscal Year

    This table gives information relating to option grants to Dr. English, Mr. Campbell and the four next most highly compensated executive officers in fiscal 2001. The exercise price of the options is based upon the fair market value of Andrew common stock on the date the option is granted. As the SEC requires, the calculation of potential realizable values is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. All options granted during the fiscal year vest at a rate of 25% per year.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price Per Share	Expiration Date
						5%	10%
F. L. English	140,000	10.60	$22.65	10/23/10		$1,994,225	$5,053,757
G. M. Campbell	140,000	10.60	22.65	10/18/01	(1)	1,994,225	5,053,757
C. R. Nicholas	50,000	3.78	22.65	10/23/10		712,223	1,804,913
T. E. Charlton	40,000	3.03	22.65	10/23/10		569,779	1,443,931
J. E. DeSana	55,000	4.16	22.65	10/23/10		783,445	1,985,405
J. B. Scott	40,000	3.03	22.65	10/23/10		569,779	1,443,931

(1)
Mr. Campbell's options terminated 90 days after his resignation date in accordance with Andrew policy.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    This table provides information regarding the exercise of options during fiscal 2001 by Dr. English, Mr. Campbell and the four next most highly compensated executives. The "value realized" is calculated using the difference between the option exercise price and the price of Andrew common stock on the date of exercise multiplied by the number of shares underlying the option. The "value of unexercised in-the-money options at fiscal year end" is calculated using the difference between the option exercise price and $18.18 (the price of Andrew common stock on that date) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

			Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
F. L. English	-0-	$-0-	205,900	297,200	$34,100	$34,100
G. M. Campbell	6,250	43,782	57,500	-0-	-0-	-0-
C. R. Nicholas	-0-	-0-	134,250	115,750	14,880	14,880
T. E. Charlton	-0-	-0-	157,700	98,250	90,914	14,880
J. E. DeSana	-0-	-0-	57,625	107,250	11,238	13,020
J. B. Scott	-0-	-0-	143,313	113,500	178,130	99,0209

Long-Term Performance Cash Awards

    Under our long-term incentive plan, the Compensation Committee annually establishes performance goals for the ensuing three fiscal year period that, if met, entitle eligible executive officers to cash awards. Under the programs established for the three fiscal years ending September 30, 2002 and the three fiscal years ending September 30, 2003, executive officers are eligible for target payouts ranging from 15% to 60% of their average annual salary for the applicable period if the performance goals are met. Performance goals for the current program include level of sales during the third year and aggregate three-year earnings-per-share. Payments will be made if return on sales and return on equity exceed established minimums and Andrew achieves either 75% of the earnings per share target or 75% of the revenue target. Maximum payouts are limited to two times the target bonus amounts.

    The following table illustrates a range of estimated payouts that could be made early in fiscal 2003 to the named executives under the program covering the three fiscal years ending September 30, 2002.

			Estimated Future Payouts Under Long-Term Incentive Plan
Name	Targeted Award	Performance Period
			Threshold	Target	Maximum
F. L. English	60% of Average 2000-2002 Salary	Oct. 1, 1999 Sept. 30, 2002	$120,825	$322,200	$644,400
G. M. Campbell(1)	60% of Average 2000-2002 Salary	Oct. 1, 1999 Sept. 30, 2002	125,200	333,900	667,800
C. R. Nicholas	40% of Average 2000-2002 Salary	Oct. 1, 1999 Sept. 30, 2002	53,437	142,500	285,000
T. E. Charlton	40% of Average 2000-2002 Salary	Oct. 1, 1999 Sept. 30, 2002	53,100	141,600	283,200
J. E. DeSana	40% of Average 2000-2002 Salary	Oct. 1, 1999 Sept. 30, 2002	50,550	134,800	269,600
J. B. Scott	40% of Average 2000-2002 Salary	Oct. 1, 1999 Sept. 30, 2002	45,487	121,300	242,600

(1)
Mr. Campbell resigned effective July 18, 2001. The incentive payouts shown represent the amounts that he could have received had he remained employed.

Executive Severance Benefit Plan

    Key executives of Andrew selected by the Compensation Committee receive benefits under the Executive Severance Benefit Plan in the event of termination of employment following a change in control as defined in the Plan.

    Andrew must pay benefits to a Plan participant if, within four years after a change in control, his or her employment is terminated for any reason other than death, disability, retirement or cause. Andrew also must pay benefits if, within the four-year period, a participant resigns because his or her compensation or duties are significantly reduced, because he or she must relocate or because Andrew breaches the Plan. Andrew is obligated to pay each affected participant an amount equal to the sum of: (1) 36 months of salary, bonus and Andrew profit sharing and matching contributions, (2) the aggregate spread between the option price and fair market value of Andrew common stock on the severance date for all of the participant's outstanding stock options and (3) upto 36 months of medical, life and similar insurance benefits. These benefits are reduced proportionately if any such termination occurs more than one year, but within four years, after the change in control.

    If a participant voluntarily terminates employement within two years after a change in control for reasons other than those stated above, Andrew must pay the participant one-half of the above-described benefits. The Plan also provides for an adjustment in the benefits Andrew must pay if a benefit is considered an "excess parachute payment" under the Internal Revenue Code.

    If there had been a change in control and termination of employment of the executives named in the Summary Compensation Table, Andrew would have been required to pay them the following amounts on September 30, 2001: Floyd L. English, $3,201,000; Guy M. Campbell, $1,637,000 (had Mr. Campbell been employed as of September 30, 2001); Charles R. Nicholas, $1,822,000; Thomas E. Charlton, $1,678,000; John E. DeSana, $1,333,000; and John B. Scott, $1,694,000.

Employee Retirement Benefit Restoration Plan

    The Andrew Employee Retirement Benefit Restoration Plan provides additional retirement benefits to certain senior executives selected by the Compensation Committee. Because of limitations imposed by the Internal Revenue Service, these executives' benefits from the Andrew Profit Sharing Trust are reduced. In general, executives participating in the Restoration Plan receive benefits that compensate them for the decreased benefits under the Profit Sharing Trust.

    A participant is not eligible to receive benefits under the Restoration Plan until the earlier of turning 65 or his or her termination of employment with Andrew by reason of death, disability, retirement or change in control. Generally, the participant can elect to receive benefit payments under the Restoration Plan in a lump sum or in installments over 15 years. Upon a change in control, however, the participant will receive benefit payments in a lump sum.

    If there had been a change in control, Andrew would have been required to pay the executives named in the Summary Compensation Table the following amounts at September 30, 2001: Floyd L. English, $459,500; Guy M. Campbell, $8,300 (had Mr. Campbell been employed as of September 30, 2001); Charles R. Nicholas, $197,700; Thomas E. Charlton, $207,800; John E. DeSana, $64,100; and John B. Scott, $145,300.

Other Arrangements

    In November 1991, Andrew entered into an agreement that obligates Andrew to retain Mr. Scott as an advisor to the company for two years after the termination of his employment for a retainer fee of $100,000, a per diem rate of $500 and the reimbursement of expenses.

    Andrew entered into a severance agreement with Mr. Campbell effective July 18, 2001, the date of his resignation. The agreement provides for a sixteen-month continuation of his monthly salary of $46,700 and his monthly health insurance premium of $798; the provision of outplacement services for a period of sixteen months after the resignation of his employment; and the accelerated vesting of certain of Mr. Campbell's stock options.

Report of the Compensation Committee of the Board of Directors

    The Compensation Committee establishes general compensation policies as well as specific compensation plans, performance goals and compensation levels for executive officers of Andrew. The Committee selects participants for and administers the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Committee is composed of three non-employee directors who have no interlocking relationships.

Compensation Philosophy

    The Committee's principal objective is to align executive compensation with stockholder value. To achieve that objective, executive compensation has various components. One component is base salary, which is set below the median for similar positions at comparable companies. Other cash components are annual bonus and long-term performance cash awards, which are linked to aggressive performance factors that relate to stockholder value, such as earnings per share and sales. Stock options further align long-term executive performance with stockholder value. The Committee believes that this multi-faceted approach to compensation provides a particular incentive since executives can receive above-average total compensation if performance is exceptional.

Base Salary

    The Committee established Dr. English's salary by comparison to the salaries of chief executive officers of comparable companies. An outside consultant compiled salary data for a group of technology companies that are similar to Andrew. Some of these companies are included in the S&P Communications Equipment Manufacturers Index used in the Performance Graph. Based on the salary information provided by the consultant, the Committee set Dr. English's salary for the last three fiscal years below the median for companies comparable to Andrew. Dr. English received a 7% increase in base salary for fiscal 2001.

    The Committee also used salary survey data compiled by its consultant to determine the salary for Mr. Campbell when he became Chief Executive Officer of Andrew in February 2001. The same consultant was used to establish salaries for other executive officers. As with Dr. English, the Committee sets the base salaries below the median salaries for similar positions at comparable companies. The Committee also considers other factors, such as relative company performance, the officer's past performance and his or her potential.

Annual Bonus

    The Committee determines the CEO's annual cash bonus based on growth in earnings per share during the past fiscal year. Each year, the Committee sets a minimum earnings per share target. The bonus is calculated using a formula based on the amount that earnings per share for the year exceeds the target. Earnings per share for fiscal 2001 were $0.76, which was below the threshold. Therefore, Dr. English did not receive a cash bonus for fiscal 2001.

    Cash bonuses for other executive officers are based on three factors: (1) earnings per share growth, using the same formula as for the CEO; (2) operating results of the businesses or business functions that report to the executive; and (3) achievement of specified, measurable objectives that relate to the executive's area of responsibility.

Long-Term Performance Cash Award

    The long-term performance cash award programs for senior executives are based on objective measurements at a corporate level, which emphasize Andrew's long-term results. Each program covers three fiscal years. The Committee establishes minimum, target and maximum performance goals, which recently included earnings per share growth over the three years and the level of sales for the third year of the program.

    The most recent program covered fiscal years 1999 through 2001. Under this program, 50% of the target bonus was based on earnings per share growth and 50% was based on revenue growth during the period. In addition, Andrew must maintain a minimum average return on equity and return on sales during the three-year period. Only the threshold for revenue growth was achieved, resulting in Long-Term Performance cash awards at approximately 41% of targeted amounts.

Options

    The Committee believes that stock options are an essential element of executive compensation because they focus management's attention on stockholder interests. Through periodic grants of stock options, the Committee intends to encourage executive officers and other key employees to increase stockholder value. Option grants are made at fair market value of Andrew common stock on the grant date. The Andrew stock option plan prohibits the re-pricing of options.

    At its meeting on November 14, 2001, the Committee granted Dr. English options on 180,000 shares of Andrew common stock. The Committee also granted options to the other most highly compensated officers as follows: Mr. Nicholas, 60,000 shares; Mr. Charlton, 30,000 shares; Mr. DeSana, 45,000 shares; and Mr. Scott, 30,000 shares.

Stock Ownership Guidelines

    The Chairman and CEO is expected to own Andrew common stock having a value of five times his annual salary. For each other senior officer the level is three times annual salary. Each officer has five years following election to his or her position to reach that ownership level. An officer who fails to attain or maintain this level of ownership is not eligible for subsequent grants of stock options.

Deductibility of Executive Compensation

    Internal Revenue Code Section 162(m) limits the deductibility by Andrew of compensation in excess of $1,000,000 paid to the chief executive officer and the other four most highly compensated executive officers. Certain "performance based compensation" is not included in compensation counted for purposes of the limit. The policy of the Committee is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the need for flexibility, to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation that may not, in a specific case, be fully deductible by Andrew.

Compensation Committee John G. Bollinger, Chairman William O. Hunt Dennis L. Whipple

Report of the Audit Committee of the Board of Directors

    The Audit Committee is composed of three outside directors who are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A to this proxy statement.

    Management is responsible for internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of Andrew's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to Andrew's stockholders and Board of Directors on the results of this audit. The Committee's responsibility is to monitor and oversee these processes.

    At each of its four meetings during fiscal year 2001, the Committee met and held discussions with management and Ernst & Young, Andrew's independent auditors. These meetings included sessions at which management was not present. The Committee discussed with Ernst & Young the results of its examination of Andrew's consolidated financial statements, its evaluation of internal controls, and its assessment of the overall quality of Andrew's financial controls. Management represented to the Committee that Andrew's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee also discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Ernst & Young provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed with Ernst & Young that firm's independence. The Committee determined that non-audit services provided by Ernst & Young during the 2001 fiscal year are compatible with maintaining their independence.

    Based on the Committee's discussions with management and Ernst & Young, the Committee's review of the representations of management, and the report of Ernst & Young to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended September 30, 2001. The Committee and the Board also have recommended for stockholder approval the retention of Ernst & Young as independent auditors for fiscal year 2002.

Audit Committee Jere D. Fluno, Chairman Thomas A. Donahoe Dennis L. Whipple

Company Performance

    This graph shows a five-year comparison of cumulative total returns for Andrew, the Standard & Poor's (S&P) 500 Composite Index and the S&P Communications Equipment Manufacturers Index. The graph assumes an investment of $100 on September 30, 1996 and the reinvestment of dividends.

	Cumulative Total Return
	9/96	9/97	9/98	9/99	9/00	9/01
Andrew Corporation	$100	79	40	52	79	55
S&P 500	$100	140	153	196	222	163
S&P Communications Equipment	$100	154	158	341	380	77

Appointment of Independent Auditors

    The Board of Directors has appointed Ernst & Young LLP, independent auditors, to serve for the fiscal year ending September 30, 2002. Ernst & Young has been employed to perform this function for Andrew since 1970.

Audit Fees

    Ernst & Young billed Andrew approximately $532,000 in connection with (i) the audit of our annual financial statements included in the Andrew Annual Report on Form 10-K for the year ended September 30, 2001 and (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2000, March 31, 2001 and June 30, 2001.

Audit Related Fees

    Ernst & Young billed Andrew approximately $186,000 for audit related services provided during fiscal year 2001. These fees include work performed by them with respect to statutory audits of foreign subsidiaries, audits of benefit plans, management information systems control reviews and other technical accounting assistance.

Financial Information Systems Design and Implementation Fees

    Ernst & Young did not render any services related to financial information systems design and implementation for the fiscal year ended September 30, 2001.

All Other Fees

    The aggregate fees for all other services rendered by Ernst & Young for fiscal year 2001 were approximately $589,000. These fees include work performed by the independent auditors with respect to tax compliance, expatriate tax services and other tax consulting, including assistance with the Andrew foreign sales corporation. Audit-related and all other fees totaled approximately $775,000, including the $186,000 discussed above under Audit Related Fees.

    The Audit Committee has determined that the non-audit services provided by Ernst & Young during the 2001 fiscal year are compatible with maintaining their independence.

    Although we are not required to do so, we believe that it is appropriate to request that stockholders ratify the appointment of Ernst & Young. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders' rejection and the Board of Directors will reconsider the appointment.

    Representatives of Ernst & Young will be at the annual meeting, will be given the opportunity to make a statement and will respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP.

Exhibit A

Charter of the Audit Committee of the Board of Directors

I. PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to: the auditing, accounting, and reporting practices of the company; the adequacy of the company's systems of internal controls; and the quality and integrity of publicly reported financial disclosures. The Audit Committee's primary duties and responsibilities are to:

  •
  Serve as an independent and objective party to monitor the company's financial reporting process and internal control system.

  •
  Review and appraise the activities of the internal and external auditors.

  •
  Provide an open avenue of communication among the external and internal auditors, financial and senior management, and the Board of Directors.

    The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. ORGANIZATION

    The Audit Committee shall be comprised solely of at least three independent directors elected annually in February by the Board. Members of the Audit Committee will be considered independent if they have no relationship with the company that could interfere with their independence from management and the company. All members of the Committee will be financially literate, and at least one member will have accounting or related financial management expertise.

III. MEETINGS

    The Committee will meet at least twice annually, or more frequently as circumstances dictate, in addition to the conference call to discuss the annual financial statements prior to release of earnings. The Committee will meet either jointly or separately with internal audit and the external auditors in executive sessions at least annually, to discuss any matters that the Committee or each of these groups believes should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

    In carrying out its responsibilities, the Audit Committee believes that its policies and procedures should remain flexible, in order to react to changing conditions and to ensure the effective oversight of the company's reporting process and internal control system.

  Specific responsibilities and duties of the Committee:

  Documents/Reports Review

  1.
  Obtain the full Board of Director's approval of this Charter and evaluate it at least annually or as conditions dictate.

  2.
  Review the organization's annual financial statements, and any reports or other publicly disclosed financial information, as the Committee deems necessary.

  External Auditors

  3.
  The external auditors are ultimately accountable to the Board of Directors and the Audit Committee, as representatives of the Stockholders. The Audit Committee is responsible for recommending their selection and replacement, if appropriate, to the Board of Directors.

  4.
  Evaluate the independence and effectiveness of the external auditors. On an annual basis, review all planned and incurred non-audit services and related fees of the external auditors to determine if these services could potentially affect independence. Ensure receipt from the external auditors of a formal written statement delineating all relationships between the auditor and the company.

  5.
  Annually review the external auditors' plan, scope of activities, including any areas which either the Committee, the internal auditors, or the external auditors believe special attention should be directed. Review and approve the audit fees.

  Internal Auditors

  6.
  Review and evaluate the internal audit function including the independence and authority of its reporting obligations, its charter, budget and staffing, the proposed audit plans for the coming year, and coordination with the external auditors.

  7.
  Review summaries of findings from completed internal audits and management's responses.

  8.
  Review internal audit's assessment of the adequacy of the company's internal controls, including computerized information systems controls and security.

  Financial Reporting Processes

  9.
  Review, in consultation with the external auditors, the results of the annual audit, giving specific attention to the following:

  •
  Unusual, improper, or illegal transactions;

  •
  Material weaknesses in the internal control environment;

  •
  The external auditors judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting;

  •
  Changes in accounting, legal, or other regulatory requirements which will or could have a significant impact on the company;

  •
  All proposed adjustments of the external auditors not recorded by the company;

  •
  Any significant differences in the interpretation of Generally Accepted Accounting Principles (GAAP) between the company and the external auditors, as well as any areas where alternative applications of GAAP could have a material effect on the financial statements;

  •
  Any significant business or financial risks facing the company;

  •
  Any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

  Ethical and Legal Compliance

  10.
  Review and assess management's monitoring of the company's compliance with the Code of Business Ethics. Review the results of the annual survey with management and the disposition of all instances of noncompliance.

  11.
  Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

  General

  12.
  Review policies and procedures with respect to officers' expense accounts, including their use of company assets, and consider the results of any review of these areas by the internal or external auditors.

  13.
  Investigate any matters within the Committee's scope of responsibilities, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

  14.
  Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Drury Lane
100 Drury Lane
Oakbrook Terrace, Illinois
630-530-8300

When approaching from the north or south on Route 83:

    Exit at Roosevelt/Butterfield Road east (Roosevelt Road is Route 38). Follow the green sign to Drury Lane.

When approaching from the east or west on Roosevelt Road:

    Exit Route 83 (Kingery Highway) south to Roosevelt Road (Route 38) east and follow the green sign to Drury Lane.

When approaching from downtown Chicago:

    Take the Eisenhower Expressway (I-290) west to the East-West Tollway (I-88), Aurora exit. Immediately after paying the $.40 toll at the Cermak Road/22nd Street tollbooth, exit right and proceed north on Spring Road to Drury Lane.

When approaching from the west on I-88:

    Exit at Midwest Road, turn right, proceed north to Butterfield Road (Route 56). Turn right onto Butterfield Road, exit Roosevelt Road (Route 38) east to Drury Lane.

When approaching from I-294
(Tri-State Tollway):

    Take I-88 (East-West Tollway) west, to Aurora exit. Immediately after paying the $.40 toll at the Cermak Road/22nd Street tollbooth, exit right and proceed north on Spring Road to Drury Lane.

When coming from O'Hare Airport:

    Take I-294 (Tri-State Tollway) south, and follow above instructions.

Bulletin 10726 (12/01) ©2001 Andrew Corporation, Orland Park, Illinois U.S.A. • Printed in U.S.A.

Proxy Card

ANDREW CORPORATION
FEBRUARY 19, 2002 10:00 A.M.
CONTROL NUMBER

Mark this box with an X if you have made changes to your name or address details below.

The Board of Directors Recommends a Vote "FOR" each of the listed nominees.

X Please mark vote in box in the following manner using dark ink only.

For Withhold

1. To elect eight Directors for the ensuing year.

OR PLEASE REFER TO THE REVERSE SIDE FOR
TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

01.	J. G. Bollinger
03.	F. L. English
04.	J. D. Fluno
02.	T. A. Donahoe
05.	W. O. Hunt
06.	C. R. Nicholas
07.	G. O. Toney
08.	D. L. Whipple

The Board of Directors Recommends a Vote "FOR" each of the listed proposals.

For Against Abstain

2. To ratify the appointment of Ernst &Young as
independent public auditors for fiscal year 2002.

3. In their discretion, the proxies are authorized to vote
upon such other business as may properly come before the meeting.

IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer. Signature Signature Date

0004MD

Andrew Corporation
Proxy Solicited on Behalf of the Board of Directors

The undersigned Stockholder of ANDREW CORPORATION appoints Floyd L. English and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Drury Lane, Oakbrook Terrace, Illinois at 10:00 A.M., Tuesday, February 19, 2002, and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT, UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please sign and date this card on the reverse side.)

Dear Stockholder:

On the reverse of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Andrew Corporation

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK / /  EASY / /  IMMEDIATE / /  AVAILABLE 24 HOURS A DAY / /  7 DAYS A WEEK

ANDREW CORPORATION encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE TO VOTE BY INTERNET

•  Call toll free 1-800-677-6980 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•  Enter six-digit Control Number located below.

Option 1: To vote as the Board of Directors recommends on ALL proposals: Press 1.

Option 2: If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

•  Go to the following web site: www.computershare.com/us/proxy

•  Enter the information requested on your computer screen, including your 6-digit Control Number located below.

•  Follow the simple instructions on the screen.

If you vote by telephone or the Internet, DO NOT mail back the proxy card.

THANK YOU FOR VOTING

CONTROL NUMBER

0004NC

QuickLinks

Table of Contents
Annual Report on Form 10-K
Notice of Annual Meeting of Stockholders
Questions & Answers
Election of Directors
Ownership of Andrew Common Stock
Section 16(a) Beneficial Ownership Reporting Compliance
Meetings and Committees of the Board of Directors
Director Compensation
Executive Compensation
Report of the Compensation Committee of the Board of Directors
Report of the Audit Committee of the Board of Directors
Company Performance
Appointment of Independent Auditors
The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP.
Charter of the Audit Committee of the Board of Directors